NORTHERN POWER SYSTEMS CORP.
Greg Wolf Joins Northern Power Systems Board

PRESS RELEASE
FOR ONLINE PUBLICATION AND PRINT:
22 July 2015; 9AM EDT
MEDIA CONTACT:
Ciel R. Caldwell (+1 857 209 3606) ir@northernpower.com

Barre, VT USA (July 22, 2015) – Northern Power Systems Corp. (TSX:NPS), a next generation renewable energy technology company, announced today the appointment of Mr. Gregory C. Wolf to the company’s Board of Directors.

“Greg has extensive experience in the global power generation sector and will be a great asset to our Board of Directors,” stated Troy Patton, president and chief executive officer Northern Power Systems.

Mr. Wolf is president of Duke Energy Commercial Portfolio, which includes over 2,000 megawatts (MW) of wind and solar generation assets, a commercial transmission business, energy storage assets, and gas pipeline infrastructure. Prior to joining Duke Energy, he held executive positions at Cinergy, General Electric and Procter & Gamble.

“Greg’s extensive background in financing, developing and acquiring energy projects will be of great benefit to Northern Power Systems as we continue our efforts to grow the company,” continued Patton. “We also are looking forward to leveraging his significant operating expertise and understanding of global energy trends and market needs.”

“I’m excited to join the board of directors of Northern Power Systems,” stated Greg Wolf. “I am looking forward to the opportunity to participate in the governance of this team and helping shape the strategic expansion of the business.”

Mr. Wolf has been instrumental at Duke Energy in the growth of the company’s renewable energy business. Since 2007, Duke Energy has invested more than $3.5 billion in developing and acquiring its more than 1,800 MW of wind power projects and 200 MW of solar power projects.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has over 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 8 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

For further information please contact:
Ciel R. Caldwell, Chief Financial Officer of Northern Power Systems, at +1-857-209-3606.